MASTER THIRD AMENDMENT TO THE

                DEFERRED COMPENSATION AGREEMENTS

     This Master Third Amendment to the Deferred Compensation
Agreements is entered into this 2nd day of September, 1994, by Kash n' Karry Food Stores, Inc.

                           BACKGROUND

     In December of 1989, Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company"), entered into those certain Deferred Compensation Agreements with certain of its key employees (collectively referred to as "Key Employees" and singularly referred to as "Key Employee"), as subsequently amended by that certain Master First Amendment dated as of November 11, 1991, and that certain Master Second Amendment dated as of December 30, 1993 (as so amended, collectively referred to as the "Agreements" and singularly referred to as "Agreement"). Under subparagraph 7.2 of each Agreement the Company reserved the right to amend the Plan with or without consent of the Employee. The Company, in order to reward the past and future loyalty and valuable efforts of its Key Employees, and pursuant to such reserved amendment power, hereby further amends the Agreements as set forth below.


                              TERMS

     1. Subparagraph 1.6 is hereby amended by adding the following sentence immediately after clause (e) thereof:

          Notwithstanding any contrary provision herein, no Change in Control shall occur by reason of, or as a result of, the consummation of the capital restructuring plan as described in the Company's recent reports on Form 8-K dated May 12, 1994, and July 27, 1994, filed with the U.S. Securities and Exchange Commission, on the terms described therein or on such other terms and conditions as the Company may approve, including, without limitation, the consummation of an exchange offer between the Company and the holders of 14% Subordinated Debentures due February 1, 2001, pursuant to which such holders would receive common stock of the Company in exchange for outstanding debentures, the exercise of voting rights by the holders of common stock issued pursuant to such exchange offer as a result of which the persons who constitute the Incumbent Board as of the date hereof cease to constitute at least two-thirds of the Board of Directors, the filing by the Company of a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, or the approval by the Company's shareholders or Board of Directors of any such transaction.

     2. The last sentence of paragraph 16 is hereby revised and shall read in its entirety as follows:

     The Company shall pay the ninety percent amount (90%) of the Key Employee's Benefit, less all deductions required by law, to the Key Employee not later than sixty (60) days after the Withdrawal Election Date by either hand delivery to the Key Employee at the Company's office or delivery in accordance with paragraph 15.5 of the Agreement.

     3. Unless otherwise provided under this Amendment, the capitalized terms used herein shall have the meanings ascribed to them under the Agreement.

     4. Except as hereinabove amended, the Company does hereby republish and affirm all provisions of the Agreements.

          IN WITNESS WHEREOF, the Company has executed this Master Third Amendment on this 2nd day of September, 1994.


ATTEST:                            KASH N' KARRY FOOD STORES, INC.


/s/ Richard D. Coleman             By: /s/ Raymond P. Springer
Secretary                          Name: Raymond P. Springer
                                      Its: Executive Vice President